SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report – September 8, 2003

(Date of earliest event reported – September 8, 2003)

Plains All American Pipeline, L.P.

(Name of Registrant as specified in its charter)

DELAWARE	0-9808	76-0582150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Clay Street, Suite 1600

Houston, Texas 77002

(713) 646-4100

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

N/A

(Former name or former address, if changed since last report.)

Item 9.    Regulation FD Disclosure

In accordance with General Instruction B.2. of Form 8K, the following information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Plains All American Pipeline, L.P. (the “Partnership”) today announced that it plans to sell 2,900,000 common units pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. A copy of the press release is attached hereto as Exhibit 99. 1.

The Partnership anticipates that the Prospectus Supplement to be delivered in connection with the offering will include disclosure to the following effect:

The Partnership intends to use the net proceeds from the offering to repay indebtedness under its revolving credit facility and for general partnership purposes, including acquisitions. The Partnership is currently in advanced negotiations with respect to two separate potential acquisitions of crude oil pipeline and storage assets and has executed a non-binding letter of intent with respect to one of the transactions. If consummated under current terms, the aggregate purchase price for both acquisitions, including capital expenditures for planned enhancements, is expected to be approximately $71 million, excluding transaction costs. If consummated, a portion of the indebtedness repaid with the proceeds from the offering may be reborrowed to fund the purchase of these assets. Both transactions are subject to a number of conditions including negotiation of definitive purchase and sale agreements and further due diligence, and the Partnership can give no assurance that either of the transactions will be consummated or that any such acquisition will be completed on terms considered favorable to the Partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2003	PLAINS ALL AMERICAN PIPELINE, L.P. By: Plains AAP, L.P., its general partner By: Plains All American GP LLC, its general partner

	By:	/s/ Phil Kramer
	Name:	Phil Kramer
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated September 8, 2003